Exhibit 99.1

For Immediate Release

For investor relations information, contact:

EFJ, Inc.

Jana Bell, 972-819-0900

e-mail: jbell@efji.com

EFJ, Inc. Reports a 99% Increase in 2nd Quarter Revenue

•	Record 2nd Quarter Revenue of $57.3 Million
•	Diluted EPS of $0.15 in the Quarter
•	Year-to-Date Revenue at $96.2 Million

Irving, TX – August 1, 2007 – EFJ, Inc. (NASDAQ: EFJI) today announced its results for the second quarter of 2007. Revenue was $57.3 million for the second quarter of 2007, an increase of $28.5 million as compared to revenue of $28.8 million recorded in the second quarter of 2006. The significant increase in revenue was driven by a dramatic increase in radio product shipments at the Company's private wireless communications business segment where revenue totaled $51.5 million in the second quarter of 2007.

The net income for the second quarter of 2007 was $3.9 million as compared to net income of $3.9 million for the same period of 2006. The diluted earnings per share was $0.15 for the second quarter of 2007 as compared to diluted earnings per share of $0.15 for the second quarter of 2006. The Company recorded non-cash expenses of $1.9 million, including $0.6 million related to stock based compensation under SFAS 123R, $1.1 million related to depreciation and amortization; and $0.2 million of tax expense for the second quarter of 2007.

“Earnings were flat this quarter due to the decreased contribution from our traditionally high margin voice encryption business which as anticipated continues to experience declining sales. We expect to improve our earnings as we continue the transition from being a voice-centric company to one that provides integrated voice, video and data solutions for public safety, public service and homeland security,” stated Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer. “A major goal of the acquisition of 3e Technologies International, Inc. in July 2006 was to facilitate this technology and earnings transition,” added Jalbert.

For the first six months of 2007, revenues increased $56.9 million or 145% to $96.2 million as compared to $39.3 million for the first six months of 2006. Net income for the first six months of 2007 was $3.5 million as compared to $0.8 million for the first six months of 2006. Diluted earnings per share for the first six months of 2007 was $0.13 as compared to $0.03 per diluted share for the same period in 2006. The Company recorded non-cash expenses of $3.5 million for the first six months of 2007, including $1.1 million related to stock based compensation under

SFAS 123R, $2.2 million related to depreciation and amortization; and $0.2 million of tax expense.

“For the first 6 months of 2007, the Company’s private wireless segment recognized approximately $83 million in revenue,” stated Jalbert. “The 200% increase in first half revenue for the private wireless demonstrates EFJ’s ability to handle large radio orders through the Company’s new outsourcing partners. This has been one of our key objectives, along with realizing other operating efficiencies,” Jalbert said.

The Company’s cash position at the end of June was $23.0 million and its backlog was $83.1 million at the end of the second quarter of 2007 as compared to $65 million in backlog one year ago. “We feel well positioned for the future, and we are finalizing the next stage of our strategy to build on our accomplishments,” Jalbert stated.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based technology company parent to 3e Technologies International, EFJohnson Company, and Transcrypt International providing industry-leading secure wireless and private wireless solutions for homeland security, first responders, business and industrial customers around the world. EFJ, Inc. is a leading provider of FIPS validated wireless data infrastructure and software with interoperable security; one of the first developers of Project 25 mobile communications products and solutions; and is a leader in secure solutions to protect sensitive voice communications. For more information, visit http://www.efji.com.

Conference Call and Web Cast

The Company announced on July 20, 2007 that it has scheduled an investor conference call for today, August 1, 2007, at 9:00 a.m. Eastern Time. The call will be available via 888-515-2235. Participants are urged to call in to the conference call at least 10 minutes prior to the start time. Replays of the call will be available starting at 12:00 Noon Eastern Time on Wednesday, August 1, 2007 and continuing until 12:00 Midnight Tuesday August 7, 2007. The replay number is 888-203-1112, and the reservation number is 9340888. The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The call will be archived for 30 days.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, our expectations on profitability, margin improvement for the business, improved costs on our products, and backlog. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the progress of the 800 MHz reconfiguration program, our ability to increase our margin at our private wireless segment, the percentage of backlog which is filled during a period, our reliance on third-party suppliers, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components which meet our specifications, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the Company’s ability to efficiently and cost effectively integrate and operate the acquired business of 3eTI, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual

Report on Form 10-K for the period ended December 31, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2007 and 2006

(Unaudited and in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$57,296	$28,750	$96,244	$39,313
Cost of sales	38,866	16,249	65,240	21,263

Gross profit	18,430	12,501	31,004	18,050

Operating expenses:
Research and development	4,115	2,994	7,574	5,736
Sales and marketing	3,720	2,625	7,126	4,720
General and administrative	6,192	3,469	11,838	7,710
Amortization of intangibles	374	—	795	—

Total operating expenses	14,401	9,088	27,333	18,166

Income / (loss) from operations	4,029	3,413	3,671	(116)

Interest income	277	477	521	920
Interest expense	(293)	(14)	(542)	(29)

Income before income taxes	4,013	3,876	3,650	775

Income tax provision	(159)	—	(159)	—

Net income	$3,854	$3,876	$3,491	$775

Net income per share – Basic	$0.15	$0.15	$0.13	$0.03

Net income per share – Diluted	$0.15	$0.15	$0.13	$0.03

Weighted average common shares – Basic	26,031,173	25,795,798	26,030,472	25,753,471

Weighted average common shares – Diluted	26,408,999	26,195,984	26,387,795	26,191,963

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2007 and December 31, 2006

(Unaudited and in thousands, except share and per share data)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$23,028	$22,885
Accounts receivable, net of allowance for returns and doubtful accounts of $981 and $547, respectively	31,206	23,427
Receivables—other	10,273	8,673
Cost in excess of billings on uncompleted contracts	3,074	3,940
Inventories, net	29,911	24,411
Deferred income taxes	1,565	3,814
Prepaid expenses	2,505	1,317

Total current assets	101,562	88,467

Property, plant and equipment, net	6,676	6,744
Deferred income taxes, net of current portion	18,361	16,115
Goodwill	25,515	25,513
Other intangible assets, net of accumulated amortization	14,843	15,638
Other assets	137	86

TOTAL ASSETS	$167,094	$152,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$1	$5
Accounts payable	20,534	11,097
Accrued expenses	9,132	8,111
Billings in excess of cost on uncompleted contracts	8	427
Deferred revenues	714	885

Total current liabilities	30,389	20,525
Long-term debt obligations, net of current portion	15,000	15,000
Other liabilities	167	332

TOTAL LIABILITIES	45,556	35,857

Commitments and contingencies

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,184,131 and 26,179,707 issued and outstanding as of June 30, 2007 and December 31, 2006, respectively)	262	262
Additional paid-in capital	152,841	151,665
Accumulated other comprehensive loss	(167)	(332)
Accumulated deficit	(31,398)	(34,889)

TOTAL STOCKHOLDERS’ EQUITY	121,538	116,706

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$167,094	$152,563

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